XERION ECOSOLUTIONS GROUP INC.

                                Filing Type: 8-K
                          Description: Current Report
                         Filing Date: January 16, 2004
                          Period End: January 7, 2004

            Primary Exchange: Over the Counter Includes OTC and OTCBB
                                  Ticker: XECO












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                                Table of Contents

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                                       8-K

ITEM 5.........................................................................1










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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

      Pursuant to Section 13 or 15d of the Securities Exchange Act of 1934

        Date of Report (date of earliest event reported): January 7, 2004


                         XERION ECOSOLUTIONS GROUP INC.
             (Exact name of registrant as specified in its charter)



         Colorado                    0-26760                     84-1286065
 (State of Incorporation)          (Commission               (I.R.S   Employer
                                   File Number)              Identification No.)


                           Suite 905, 102-4369 Main St
                          Whistler BC, Canada, V0N 1B4
               (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code             (604) 696-0073





                        Former name: IMMULABS CORPORATION

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ITEM 5.  OTHER EVENTS.


Xerion Technology Review and Roadmap Update

Technology:
The Company has received final results from an independent review of the patent application of XRS technology. The review was conducted by Dr. David Dreisinger, President of Dreisinger Consulting Inc. who is specialist consultant in the field of hydrometallurgy. The review was initiated for the purpose of enhancing the company's patent protection.

Dr. Dreisinger confirmed that most of the chemistry surrounding Xerion's technology is known to be valid, but he pointed out that these valid components appear to have been developed by parties other than the Vendors. The Vendors of the technology maintain that a new component of their invention adds significant value to the existing chemistry. However, documents supplied to Dr. Dreisinger by the Vendors have not confirmed their claims. The required test work appears to be either insufficient or non-existent. This is contrary to numerous and specific representations made by the Vendors that 'extensive test work' had been conducted, which verified their claims. It is unknown at this time whether reliable scientific test work was actually conducted by the Vendors prior to selling the technology to the company. The company had previously been presented with many assays conducted by independent laboratories, which seemed to confirm their claims and these results were purportedly the product of reliable scientific tests previously conducted by the Vendors. The Vendors have now been given opportunity to respond to Dr. Dreisinger's report. To avoid any possible conflict of interest, the company has relieved the Vendors of their positions as Officers of the Company until the review process is complete. It is hoped that the Vendors will respond with professional integrity to Dr. Dreisinger's report and cooperate with the company to solve any problems that might exist. Management is reluctant to take action based on Dr. Dreisinger's report without giving the Vendors a chance to offer further proofs, if any exist, or to cooperate with the company in engineering a long-term solution on behalf of the shareholders.

Roadmap:
If the Vendors' claims prove to be incorrect, this does not necessarily mean the end of Xerion's vision of providing the mining industry with a replacement for cyanide. While it would certainly be a setback, Dr. Dreisinger continues to maintain that the known components of the leaching chemistry are very promising and that no one in the industry currently holds a unique position in that area for the extraction of gold. With the possibility of an acquisition of a patent in this area, the inroads that Xerion has made towards obtaining industry participation could potentially still be leveraged.

Management's primary objective at this time is to protect the interests of the shareholders and the company is therefore entertaining an acquisition or merger with one or more established companies. Mr. Traub, the company's president has stated that if necessary, he is willing to surrender all of his two million shares as an incentive to attract a suitable merger partner. The strategy would be to merge with a company with significant revenues and/or assets. He is currently in early discussions with more than one company in this regard. Such a merger would hopefully allow the company to leverage its other assets such as its gold mining claims. The recent increase in the price of gold makes the development of these claims more attractive. The Company acquired the mining claims from Richard Hewlett last year in exchange for $20,000 in cash and 500,000 shares, both of which have been issued. Mr. Hewlett represented that he has several thousand assays available on the properties and the company intends to secure this data and examine it. According to the purchase agreement, Mr. Hewlett was to deliver one copy of all his assays and descriptions of the properties to the company but has not yet done so. The Company is taking steps to acquire this information.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Date: January 16, 2004

                                       XERION ECOSOLUTIONS GROUP INC.




                                       By: /s/ Ben Traub
                                          ------------------
                                          Ben Traub
                                          President